EXHIBIT 99.1

         IMAGING DIAGNOSTIC SYSTEMS REPORTS STRONG FIRST QUARTER REVENUE

                        Record Five CTLM(R) Systems Sold


Fort Lauderdale, Florida, October 12, 2005--Imaging Diagnostic Systems, Inc., (OTCBB: IMDS) reported today that a record five CT Laser Mammography (CTLM(R)) systems were sold in the quarter ending September 30, 2005.

In the quarter ending September 30, 2005, IDSI is expected to report net sales of $671,750, up from the $374,952 reported for the entire previous fiscal year ending June 30, 2005.

"Our first fiscal quarter was a clear endorsement of the effectiveness of our global commercialization program and growing market acceptance of laser breast scanning. Four of the five sales had been announced via press releases; details of the fifth will soon be released. We are gaining traction in several key geographic areas as our distributors and clinical partner sites gain experience with this new technology. It is an exciting time," stated Tim Hansen, IDSI Chief Executive Officer.

The CTLM(R) system is the first patented breast imaging system that utilizes state-of the-art laser technology and patented algorithms to create 3-D cross-sectional images of the breast. It is a non-invasive, painless examination that does not expose the patient to radiation or require breast compression. Imaging Diagnostic Systems has received CE Marking, CMDCAS (Canada), Canadian License, China SFDA approval, UL listing, ISO 9001:2000-13488 certification and FDA export certification for its CT Laser Breast Imaging system. The Company is seeking PreMarket Approval (PMA) from the Food and Drug Administration (FDA) for its CTLM(R) system to be used as an adjunct to mammography.

Please visit Imaging Diagnostic Systems' website at: www.imds.com for additional information.


In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectation. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filing with the Securities Exchange Commission.


Investor Relations:
Rick Lutz
404-261-1196
lcgroup@mindspring.com
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